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                                                                    Exhibit 23.2


                         Independent Auditors' Consent



The Board of Directors
Ciprico Inc.:

         We consent to incorporation by reference in the registration statements (No. 2-89276, 2-96358, 33-5746, 33-14466, 33-47840, 33-78116,
33-64999, 33-65001, 333-02931 and 333-02933) on Form S-8 of Ciprico Inc. of our
report dated November 6, 1996, relating to the consolidated balance sheet of Ciprico Inc. and subsidiaries as of September 30, 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the two-year period ended September 30, 1996, which report appears in the September 30, 1997 Form 10-KSB of Ciprico Inc.



/s/ KPMG Peat Marwick LLP


Minneapolis, Minnesota
December 15, 1997